FIRST AMENDMENT
                                    OF THE
                          SECOND AMENDED AND RESTATED
                 CROWLEY, MILNER & COMPANY PROFIT SHARING PLAN


         Pursuant to Section 10.01 of the Second Amended and Restated Crowley, Milner & Company Profit Sharing Plan, as effective February 1, 1990 (the "Plan") and in accordance with authority granted by the Board of Directors, Crowley, Milner and Company hereby adopts this First Amendment of the Plan effective July 1, 1995.


         1. Section 4.01(a) is amended in its entirety to read as follows:

         (a) Investment Options. A Participant who is in active employment of the Employer, or who ceases to be so employed but elects a deferred distribution of his Account, shall invest his Account among Employer Stock (as provided in Section 4.02) and such investment funds as are made available from time to time by the Trustee at the direction of the Plan Administrator. The Plan Administrator from time to time may change the available investment funds. In such event, the Plan Administrator shall give reasonable notification to Participants of such change. A Participant may invest all or part of his Account in Employer Stock and/or in any one or more of the funds so established, but only in whole increments of five percent of the value of such Account.

         2. Section 4.01(c) is amended in its entirety to read as follows:

         (c)     Frequency of Election.

                 (1) Future Contributions. With respect to future contributions, a Participant who is actively employed by the Employer may change his investment election at such times (not less frequently than once per calendar quarter) as shall be determined and communicated to Participants by the Plan Administrator. Except with respect to investments in Employer Stock, the new election shall become effective with respect to contributions received by the Trustee after receipt of the Participant's new election. Elections to increase or decrease investments in Employer Stock shall be effective only in the third month of each calendar quarter on a date determined by the Plan Administrator and the Trustee and communicated to Participants. In the absence of a new election, future contributions shall be invested in Employer Stock and the available funds in the same proportions as specified in the Participant's most recent election.

                 (2) Existing Accounts -- Interfund Transfers. With respect to his existing Account balance, a Participant who is actively employed by the Employer, or who ceases to be so employed but elects a deferred distribution of his Account, may change his election and request a transfer of monies among Employer Stock and the available funds at least once each calendar quarter and, except with respect to Employer Stock, at such additional times as shall be determined by the Plan Administrator. The procedures for transferring monies among Employer Stock and the available investment funds shall be determined by the Trustee and the Plan Administrator and shall be communicated to Participants. Such transfers generally shall become effective on the date specified by the Participant, subject to such limitations as may be imposed by the various investment funds and to the notice requirements of the Trustee; provided, that transfers into or out of Employer Stock shall be effective only in the third month of each calendar quarter on a date determined by the Plan Administrator and the Trustee and communicated to Participants. In the sole discretion of the Plan Administrator any transfer may be made effective at such later date as is appropriate to effectuate the Participant's new election without incurring significant losses or transaction costs. The Plan Administrator shall direct the Trustee to transfer monies or other property as may be necessary to appropriately reflect the aggregate transfer transactions after the Plan Administrator has caused the necessary entries to be made in the Participants' Accounts and has reconciled offsetting transfer elections, in accordance with uniform rules established by the Plan Administrator.

         3. Section 4.01(e) is amended in its entirety to read as follows:

         (e) Effect of Distributions. Subject to Section 6.04(d)(7), a loan, hardship withdrawal or in-service distribution shall be disbursed pro-rata from the investment fund or funds in which the Participant's Account is invested. However, no amount shall be disbursed from that portion, if any, of the Participant's Account which is invested in guaranteed investments contracts issued by Maccabees Life Insurance Company until all amounts in the other investment funds in which the Participant's Account is invested have been disbursed. Loan repayments shall be allocated to the investment funds in the same manner as the current contributions being made to the Participant's Account.

         4. Sections 4.02 and 4.03 are hereby renumbered 4.03 and 4.04, and a new Section 4.02 is added to the Plan to read as follows:

         Section 4.02  Investment in Employer Stock.

         (a) Authorization to Invest. Each Participant who is actively employed by the Employer, or who ceases to be so employed but elects a deferred distribution of his Account, may, subject to the percentage limitation in Section 4.01(a), direct the investment of all or any portion of his Account in shares of Employer Stock. Pursuant to Participant direction, the Trustee may invest up to 100% of the Fund in Employer Stock.

         (b) Securities Transactions. The Trustee may acquire or sell shares of Employer Stock in the open market, in transactions with the Employer, and in any private transaction, including transactions between Participant Accounts. The value of shares of Employer Stock which are the subject of trans- actions between Participant Accounts or transactions with the Employer shall be the average of the closing price of Employer Stock on the American Stock Exchange for the three trading days immediately preceding the transaction. The value of shares of Employer Stock which are purchased or sold by the Trustee outside of the Plan and in transactions not involving the Employer shall be the net price actually paid or received for such shares.

         (c) Voting and Other Rights. Participants will be given the opportunity to direct the Trustee to vote all shares of Employer Stock (including fractional shares) held in their Accounts on all matters presented to the Employer's shareholders for a vote. The Employer shall notify Participants when voting rights may be exercised and shall furnish the Trustee and Participants with information similar to that furnished to other shareholders of the Employer, and within the time periods required by law or by the Articles of Incorporation or Bylaws of the Employer. Management of the Employer and others may solicit the vote of Participants under the same proxy rules that are applicable to other shareholders of the Employer. The Trustee shall vote allocated shares for which it has not received directions and any shares which have not yet been allocated to the Accounts of Participants in the same proportion as shares for which voting directions have been received. Information regarding the purchase, holding and sale of Employer Stock for the benefit of any Participant's Account and information regarding the exercise of voting rights with respect to such stock shall be kept confidential except to the extent necessary to comply with applicable federal and state law.

         (d) Reinvestment of Dividends. Cash dividends paid on Employer Stock shall be allocated to Participant's Accounts as of the record date for the dividend and shall be reinvested by the Trustee in additional shares of Employer Stock.

         (e) Rights, Warrants, or Options. Stock rights, including warrants and options, issued with respect to Employer Stock held in the Plan shall be exercised by the Trustee on behalf of Participants to the extent that cash is available, otherwise they shall be sold and the proceeds shall be invested in Employer Stock.

         (f) Commissions. Commissions incurred in connection with the purchase or sale of shares of Employer Stock shall be charged to Participant Accounts or shall be paid by the Employer, as determined by the Employer; provided that no commissions shall be paid with respect to any transaction involving a "party-in-interest" as defined in ERISA Section 3(14).

         (g) Distributions. A Participant who is entitled to a distribution under Article 6 may elect to receive shares of Employer Stock held in his Account in the form of cash or in kind.

         (h) Special Rules. The Employer and the Trustee shall have the power to adopt and implement such uniform administrative rules regarding the investment of plan assets in Employer Stock as they shall deem necessary or appropriate.

         5.      Section 6.04(d) is amended by adding the following paragraph
(7) thereto:

                 (7) Loans shall not be available with respect to that portion of a Participant's Account consisting of Employer Stock.

         6. A new Section 12.31 is added to Article 12 to read as follows:

         Section 12.31 "Employer Stock" means Crowley, Milner and Company Common Stock, provided that such stock constitutes "qualifying employer securities" as defined in ERISA Section 407(d)(5).

         IN WITNESS WHEREOF, Crowley, Milner and Company has caused this First Amendment to be executed this ---- day of ----------, 1995.

                                   CROWLEY, MILNER AND COMPANY


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